Exhibit 10.1

MEMORANDUM OF AGREEMENT FOR

SALE AND PURCHASE OF VESSEL (“AGREEMENT”)

Dated as of: August 6, 2025

FALCON GLOBAL JILL LLC, a Delaware limited liability company, with principal place of business at 5005 Railroad Avenue, Morgan City, LA 70380, United States of America (hereinafter called the “Seller”), agrees to sell, and JAD Construction Limited, a corporation registered under the laws of Nigeria, with its principal place of business at 47 Enerhan Road, Warri, Delta, Nigeria, represented by its Chief Executive Officer, Engr Rida Jaffal, (hereinafter called the “Buyer” and together with Seller, hereinafter, sometimes called individually a “Party” and jointly, the “Parties”), agrees to buy:

Vessel Name:	L/B JILL (hereinafter called the “Vessel”)

Built: 2014	Official Number: 1252618

Flag: USA	Place of Registration: New Orleans, LA

1.	Purchase Price:

FORTY FIVE MILLION United States Dollars ($45,000.000.00 USD) (“Purchase Price”).

2.	Payment:

A deposit of Four Million and Five Hundred Thousand (USD$4,500,000.00) United States Dollars, which is ten percent of the Purchase Price (the “Deposit”), shall be deposited in the Seller’s designated account, the details of which are provided below and shall remain in Seller’s designated account until Closing and applied to the Purchase Price or as otherwise disbursed in accordance with the terms of this Agreement. The Deposit made by Buyer to such account shall be paid in full in immediately available funds and free of bank charges to Seller’s designated account within (10) ten days from the date of this Agreement, with the balance of the Purchase Price in the amount Forty Million and Five Hundred Thousand (USD$40,500,000.00) United States Dollars (the “Purchase Price Balance”) due and payable at the closing (the “Closing”) or as otherwise specified in this Agreement. Closing shall occur on or before the earlier of sixty (60) days from the receipt of the relevant approval from United States Maritime Administration (“MARAD”) unless otherwise provided in this Agreement or at such other date as mutually agreed to by the Parties in accordance with the terms of this Agreement (the “Closing Date”). The Seller agrees that it will not extend any existing employment agreement for the Vessel or employ the Vessel for other work outside of any existing employment agreement, in either case as long as it does not prevent the Parties from proceeding to Closing within fifteen (15) days from receipt of MARAD approval; provided, however, if Buyer is incurring or is reasonably expected to incur demurrage charges on the heavy lift vessel chartered to transport the Vessel to Nigeria, Seller will exercise commercially reasonable efforts to terminate any existing employment of the Vessel to facilitate an earlier Closing. The Seller shall provide Buyer with no less than five (5) days prior written notice of readiness designating the Closing Date. The Purchase Price Balance shall be wired to Seller’s designated account set forth below at least one business day in advance of the Closing Date or as otherwise specified in this Agreement, and the Purchase Price Balance, along with the Deposit, shall be released to Seller at Closing or as otherwise specified in this Agreement.

Account information for the Deposit and for the Purchase Price Balance:

Bank Name:	JPMorgan Chase Bank, N.A.

Swift Code:	CHASUS33

Account #:	235179501

Beneficiary:	Falcon Global USA LLC

3.	Inspection:

Buyer agrees to accept the Vessel where-is, as-is. Buyer further agrees that no drydocking inspection will be conducted. On or before two (2) business days of the date hereof, Seller shall engage Dufour, Laskey & Strouse, Inc., d/b/a DLS Marine (“DLS Marine”) to perform a condition survey (the “Condition Survey”) of the Vessel, and upon Seller’s receipt of the Condition Survey, Seller shall promptly provide Buyer with a copy of the Condition Survey. Within ten (10) business days of the scheduled Closing Date (as defined herein), Seller shall request DLS Marine to perform a condition confirmation survey (the “Pre-Closing Inspection”) of the Vessel to determine if there has been any New Damage (as defined herein) to the Vessel since the Condition Survey, and to provide Seller and Buyer with a copy of the Pre-Closing Inspection survey report (the “Pre-Closing Inspection Report”) prior to the Closing Date. Seller and Buyer shall each be responsible for payment of fifty percent (50%) of the cost of the Pre-Closing Inspection. Buyer’s acceptance of the Vessel at Closing shall be deemed full acceptance of the condition of the Vessel.

4.	Time and place of delivery:

a) The sale of the Vessel is contingent upon approval from the United States Government, including MARAD and, to the extent applicable, the United States Coast Guard. In the event Seller is unable to obtain regulatory approval for the sale within the period set forth in Section 4(b) below after using all due diligence to do so, Buyer shall have the right to terminate this Agreement in which case Seller shall return the Deposit to Buyer forthwith and neither Party shall have any further liability to the other Party in any respect.

b) The Vessel shall be delivered on the Closing Date elevated at Port Fourchon, Louisiana or other mutually agreed location. In the event that the Closing is unable to occur as scheduled owing to delays in obtaining MARAD approval, the Closing shall occur as soon as practicable after such approval is secured; provided, however, if MARAD approval has not been secured within ninety (90) days of the date of this Agreement, Buyer shall have the right to terminate this Agreement, in which case the Deposit shall be returned to Buyer forthwith and neither Party shall have any further liability to the other Party in any respect.

c) Should the Vessel become an actual or constructive total loss before delivery, Buyer shall have the right to terminate this Agreement and, to the extent paid, receive a refund of the Deposit forthwith, whereupon this Agreement shall be null and void and neither Party shall have any further liability to the other Party in any respect.

d) If the Pre-Closing Inspection Report identifies that the Vessel has suffered physical damage or loss or a breakdown of its equipment or machinery which was not present at the time of the Condition Survey (herein, “New Damage”) and the cost to repair or remedy the New Damage, as set forth in the Pre-Closing Inspection Report, in the manner that a reasonably prudent owner and operator of such Vessel would customarily undertake (the “Repair Standard”) exceeds $500,000, then:

(i)

if the Pre-Closing Inspection Report states that the cost to repair or remedy the New Damage to the Repair Standard is less than $1,000,000, then Seller shall promptly select one of the following options, (A) agree to repair or remedy the New Damage to the Repair Standard; provided that the estimated time frame to effect such repair or remedy does not interfere with Buyer’s loadout schedule for the Vessel for its transport to Nigeria or

(B) agree to reduce the Purchase Price by the cost to repair or remedy the New Damage as set forth by DLS Marine in the Pre-Closing Inspection Report, in which case Buyer shall accept the Vessel in her then unrepaired condition;

(ii)	if the Pre-Closing Inspection Report states that the cost to repair or remedy the New Damage to the Repair Standard exceeds $1,000,000 and is less than $3,000,000:,

(A)

if the Seller has made an insurance claim (each, an “Insurance Claim”) for such New Damage and Seller resolves each Insurance Claim to Seller’s satisfaction prior to Closing, Seller agrees to reduce the Purchase Price by the amount of such New Damage, in which case Buyer shall accept the Vessel in her then unrepaired condition;

(B)

if the Seller has made an Insurance Claim and any such Insurance Claim remain unresolved to Seller’s satisfaction at the time of Closing, Seller agrees to reduce the Purchase Price by $1,000,000 and Buyer shall accept the Vessel in her then unrepaired condition; provided that Seller shall remit to Buyer the insurance proceeds received by Seller for any Insurance Claim promptly upon receipt of such proceeds by Seller;

(C)

if the New Damage is not covered by Seller’s insurance, Seller agrees to reduce the Purchase Price by $500,000 plus fifty percent (50%) of the New Damage, in which case Buyer shall accept the Vessel in her then unrepaired condition.

(iii)

if the Pre-Closing Inspection Report states that the cost to repair or remedy the New Damage to the Repair Standard exceeds $3,000,000, Buyer or Seller shall have the right to terminate this Agreement in which case the Deposit shall be returned to Buyer forthwith and neither Party shall have any further liability to the other Party in any respect.

e) In addition, Seller shall have the affirmative obligation to notify Buyer of any New Damage that it becomes aware of in excess of $250,000 prior to Closing and shall provide Buyer written notice thereof as soon as possible but in no event later than three (3) calendar days of Seller’s becoming aware of any New Damage. If the Pre-Closing Inspection Report states that the New Damage, if any, is less than $500,000, then the Vessel shall be deemed to be in the same condition as the Vessel was at the time of the Condition Report, fair wear and tear excepted

f) Upon delivery of the Vessel it will be the Buyer’s responsibility to move the Vessel immediately or to arrange for storage at a facility at Buyer’s sole cost and expense. Buyer shall assume all risk of loss or damage to the Vessel after the Closing.

5.	Spares/bunkers/etc.:

Seller shall deliver the Vessel to Buyer with everything belonging to her on board at the time of Buyer’s acceptance of the Vessel (including spares then on board or ashore, if any), and the radio installation, navigational and CCTV equipment (including the CCTV back-up tapes for the period from and after the date hereof up through the Closing Date but excluding the CCTV network). Without limiting the foregoing, Seller’s deliverables shall include the Vessel’s stability program loaded on a laptop computer along with a copy thereof on an external hard drive. Unused stores, and provisions on board shall be included in the sale and be taken over by Buyer without extra payment. Except as set forth in Section 4(d)(ii)(B) to the contrary, all insurance policies of Seller and any claims under such policies arising from events occurring prior to the Closing shall be excluded from the sale of the Vessel hereunder. Notwithstanding the preceding sentence, if there is an insurance claim for New Damage, the insurance proceeds from such New Damage claim shall be disbursed as set forth in this Agreement.

Seller has the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Seller’s flag name. Seller’s Safety Management System, library, forms: etc., exclusively for use in Seller’s Vessel shall be excluded without compensation. Captain’s, Officer’s, and Crew’s personal belongings including the slop chest are to be excluded from the sale.

Seller excludes from the sale the following items:

-Dualog server

-AST VSAT rental

-Rosepoint computer

-All Meraki Network Gear:

    Meraki SDWAN MX68

    Meraki Switches

    Meraki WIFI Access points

-Computers as applicable (except for the computer loaded with the Vessel’s stability program as specified above)

Bridge

Office

ECR

ECS/Rosepoint

Conference room

Galley

Tech dept. laptop.

CCTV Network

    Meraki Network Gear

    NVR/Client PC’s to be removed from AZURE

Elite Client Rental Gear

Unused Bunkers on board. At Closing, Buyer shall pay Seller for all bunkers remaining onboard the Vessel at the time of delivery at the prevailing price at the port of delivery.

6.	Documentation:

The place of Closing would be the office of SEACOR Marine, Morgan City, Louisiana or such other location agreed to by the Parties, including a virtual online closing as mutually agreed between the Parties.

Documentary closing: by circulation of documents.

In exchange for payment of the Purchase Price, Seller shall furnish Buyer with the following delivery documents:

a)	Resolutions or other authorizing documents to demonstrate Seller’s authority to enter into this Agreement, the Bill of Sale and other related transfer documents.

b)

Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel in her AS IS, WHERE IS condition, provided the Buyer notifies the Seller of any such documents as soon as possible after the date of this Agreement.

c)

Other technical documentation (including but not limited to regulatory and classification certificates pertaining to the Vessel and updated class status report, Tonnage, Safe Manning, Stability Program, plans, FCC licenses, etc.), whether current or expired, which may be in the Seller’s possession or on board the Vessel.

d)

Other non-proprietary technical documentation, whether on board or not on board, including plans, as-built drawings (in an electronic format), operating procedures, instruction books, and operating and maintenance manuals for the Vessel and its equipment and machinery which may be in Seller’s possession. Seller may keep the Vessel logbooks, but Buyer shall have the right to make copies of same. At the time of delivery, Buyer and Seller shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the terms of acceptance and the date and time of delivery of the Vessel from the Seller to the Buyer.

7.	Corporate Representations and Warranties:

Seller represents and warrants to Buyer as follows:

Seller is a company duly organized, validly existing, and in good standing under the laws of its State of formation.

Seller is the lawful owner of the Vessel and, as of the Closing, the Vessel will be free and clear of any mortgages, liens or other encumbrances.

Seller has all corporate power and authority necessary to sell the Vessel pursuant to this Agreement.

The person executing this Agreement on behalf of Seller has been duly authorized to execute this Agreement and to consummate the transactions contemplated by this Agreement.

All company action necessary for this Agreement to constitute the valid, binding and legal obligation of Seller, enforceable in accordance with its terms, has been taken.

To Seller’s actual knowledge, there are no claims, demands, actions, suits or other proceedings against Seller or the Vessel, including any counterclaim, any arbitration proceeding, any administrative or other proceeding or investigation by or before any governmental agency, nor any order, decree or judgment, whether pending, in effect or to the best of Seller’s knowledge threatened. (collectively, the “Actions”) against or relating to the Seller or the Vessel which could give rise to an adverse claim of title or a Lien, attachment, seizure, forfeiture or other encumbrance against the Vessel which has not been bonded out or otherwise discharged.

Buyer represents and warrants Seller as follows:

Buyer has all corporate power and authority necessary to purchase the Vessel pursuant to this Agreement.

The person executing this Agreement on behalf of Buyer has been duly authorized by the Director of Buyer to execute this Agreement and to consummate the transactions contemplated by this Agreement.

All corporate action necessary for this Agreement to constitute the valid, binding and legal obligation of Buyer, enforceable in accordance with its terms, has been taken.

No funds to be paid to Seller hereunder have been derived from, or will be derived from or constitute, either directly or indirectly, the proceeds of any activity in violation of any applicable anti-corruption, anti-terrorism, anti-money laundering, sanctions or export control laws or similar laws. Buyer represents and warrants further that it will comply fully with all appropriate export control and economic sanctions laws and regulations as they apply to purchase of the Vessel, including, without limitation, compliance with (a) the Foreign Asset Control Regulations administered by the U.S. Treasury Department’s Office of Foreign Asset Control (“OFAC”) (31 C.F.R. Parts 500-598) that prohibit U.S. Persons from conducting business with countries, individuals or entities that appear on lists administered by OFAC without authorization from OFAC, (b) the Export Administration Regulations (the “EAR”) administered by the United States Department of Commerce (15 C.F.R. Parts 730-744) which, among other things, require license for the export of goods, technology or technical data that appear on the Commerce Control List, and (c) the U.S Antiboycott Laws (15 C.F.R. Part 760) that prohibit United States businesses from participating in any unsanctioned international boycott, meaning boycotts that are not supported by the United States government.

8.	Encumbrances and Claims:

SELLER WARRANTS THAT THE VESSEL, AT THE TIME OF DELIVERY, IS FREE FROM ALL CLAIMS, CHARTERS, ENCUMBRANCES, MORTGAGES AND MARITIME LIENS OR ANY OTHER DEBTS WHATSOEVER. SELLER HEREBY UNDERTAKES TO DEFEND, INDEMNIFY AND HOLD HARMLESS BUYER FROM AND AGAINST ALL CLAIMS, COSTS, DAMAGES, LOSSES, LIABILITIES, AND EXPENSES (INCLUDING PAYMENT OR REASONABLE ATTORNEY’S FEES AND COSTS OF LITIGATION), INCLUDING WITHOUT LIMITATION TITLE CLAIMS, LIEN CLAIMS AND CLAIMS FOR PERSONAL INJURY OR DEATH OR LOSS OF OR DAMAGE TO PROPERTY, POLLUTION AND CONTAMINATION. AND CONSEQUENTIAL LOSS (ALL OF THE FOREGOING “CLAIMS”) THAT BUYER MAY HOWSOEVER SUFFER,

SUSTAIN, PAY OR INCUR IN CONNECTION WITH SELLER’S OWNERSHIP OR OPERATION OF THE VESSEL PRIOR TO CLOSING, WHETHER UNDER CONTRACT, TORT, STRICT LIABILITY, BREACH OF REPRESENTATION OR WARRANTY (EXPRESSED OR IMPLIED), BREACH OF DUTY (WHETHER STATUTORY, CONTRACTUAL OR OTHERWISE), REGULATORY OR STATUTORY LIABILITY OR ANY OTHER REMEDY OF LAW INCLUDING ATTRIBUTABLE TO THE NEGLIGENCE OR FAULT OF ANY DEGREE OR CHARACTER. INCLUDING SOLE. JOINT, CONCURRENT OR GROSS NEGLIGENCE OF SELLER, DEFECT OR RUIN OF PREMISES OR EQUIPMENT (WHETHER SUCH CONDITIONS, DEFECT OR RUIN BE PATENT OR LATENT), OR ANY UNSEAWORTHINESS OF THE VESSEL, AND ALL SELLER’S OBLIGATIONS CONTAINED IN THIS ARTICLE SHALL EXTEND TO THE BUYER AND SHALL INURE TO THE BENEFIT OF BUYER AND ITS AFFILIATED COMPANIES, AND THE OFFICERS, DIRECTORS, STOCKHOLDERS, PARTNERS, MANAGERS, REPRESENTATIVES, EMPLOYEES, CONSULTANTS, AGENTS. SERVANTS AND INSURERS OF EACH.

Except for the indemnity obligations herein, under no circumstances and under no theory of law, whether contract, quasi-contract, strict liability, warranty, tort (including the sole or concurrent negligence), fault, or any other theory of law or cause of action, shall Buyer or Seller have any liability to the other for (i) loss of revenue, loss of profit, loss of use of capital or production delays, delays in delivery of the Vessel, losses resulting from failure to meet other contractual commitments or deadlines, downtime of facilities, vessels or the Vessel, in each case, regardless of whether such claim, or the basis thereof, is considered as a consequential damage or not, or (ii) indirect or consequential loss or damage, however and whenever arising under this Agreement or as a result of or in connection with the Vessel, and whether based on negligence, whether sole or concurrent or active or passive, or unseaworthiness, breach of warranty, breach of contract, or otherwise. The foregoing limitation shall not apply to indemnification claims under this Agreement or claims for any gross negligence, willful concealment, or fraud.

9.	Sale Conditioned on Sale of L/B ROBERT to Buyer

Seller’s obligation to close on the purchase and sale of the Vessel pursuant to this Agreement is conditioned on the sale of the L/B ROBERT to Buyer pursuant to the terms of that certain Memorandum of Agreement for the Sale and Purchase of L/B ROBERT dated on or near the date hereof between Falcon Global Robert LLC (“FGB LLC”) and Buyer (the “LB ROBERT Agreement”). The closing on the sale of the L/B ROBERT under the LB ROBERT Agreement shall occur contemporaneously with the Closing hereunder. In the event that Buyer shall fail to pay the Deposit or the Purchase Price Balance per the terms of the LB ROBERT Agreement notwithstanding FGB LLC’s performance of its obligations thereunder, Seller shall have the right to terminate this Agreement and keep the Deposit hereunder as agreed liquidated damages, as well as seek any other remedies available under the LB ROBERT Agreement, and neither Party shall have any further liability to the other Party hereunder.

10.	Taxes, etc.:

Any taxes, fees and expenses in connection with documenting the Vessel under Buyer’s ownership shall be for Buyer’s account. Whereas similar charges in connection with terminating the Vessel’s documentation under Seller’s ownership shall be for Seller’s account. Sales tax (if any) will be for Buyer’s account. Seller represents that it is not engaged in the selling of vessels in the ordinary course of its business and has a reasonable belief that the sale of the Vessel will qualify as an “occasional sale” under the laws of the State of Louisiana. Seller shall cooperate and assist Buyer in availing itself of any sales tax exemptions available under the laws of the State of Louisiana.

11.	Condition of delivery:

Subject to Section 4, the Vessel shall be delivered to Buyer in substantially the same order and condition as when inspected by DLS Marine at the time of the Condition Survey, fair wear and tear excepted. In all other respects, the Vessel shall be delivered to and taken over by Buyer on an outright basis “AS IS, WHERE IS,” WITHOUT ANY RIGHT OF REDHIBITION, AND WITHOUT ANY REPRESENTATION, AGREEMENT OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AS TO ITS CLASS, ITS PHYSICAL CONDITION, OUTFIT, EQUIPMENT, SPARE PARTS SEA WORTHINESS, MERCHANTABILITY OR FITNESS FOR ANY PURPOSE WHATSOEVER. The Vessel shall have a valid and current ABS class certificate at Closing, free of any notations.

NOTWITHSTANDING THE FOREGOING, BUYER HEREBY RELEASES AND FOREVER DISCHARGES AND, AGREES TO HOLD HARMLESS SELLER FROM AND AGAINST ALL CLAIMS, COSTS, DAMAGES, LOSSES, LIABILITIES, AND EXPENSES (INCLUDING WITHOUT LIMITATION CLAIMS FOR PERSONAL INJURY OR DEATH OR LOSS OF OR DAMAGE TO

PROPERTY, POLLUTION AND CONTAMINATION, AND CONSEQUENTIAL LOSS) (ALL OF THE FOREGOING “CLAIMS’’) THAT BUYER OR SELLER MAY HOWSOEVER SUFFER, SUSTAIN, PAY OR INCUR IN CONNECTION WITH BUYER’S OWNERSHIP OR OPERATION OF THE VESSEL, REGARDLESS OF FAULT AND REGARDLESS OF WHETHER CLAIMS ARISE UNDER CONTRACT, TORT, STRICT LIABILITY, BREACH OF REPRESENTATION OR WARRANTY (EXPRESS OR IMPLI ED), BREACH OF DUTY (WHETHER STATUTORY, CONTRACTUAL OR OTHERWISE), REGULATORY OR STATUTORY LIABILITY OR ANY OTHER REMEDY OF LAW, DEFECT OR RUIN OF PREMISES OR EQUIPMENT AND BUYER SHALL INDEMNIFY, DEFEND, RELEASE AND SAVE THE SELLER COMPLETELY HARMLESS FROM ALL SUCH CLAIMS (INCLUDING PAYMENT OR REASONABLE ATTORNEY’S FEES AND COSTS OF LITIGATION). BUYER’S OBLIGATIONS CONTAINED TN THIS ARTICLE 11 SHALL EXTEND TO THE SELLER AND SHALL INURE TO THE BENEFIT OF SELLER AND ITS AFFILIATED COMPANIES. AND THE OFFICERS, DIRECTORS, STOCKHOLDERS, PARTNERS, MANAGERS, REPRESENTATIVES. EMPLOYEES, CONSULTANTS, AGENTS. SERVANTS AND INSURERS OF EACH.

12.	Name/markings:

Within a reasonable time after delivery, Buyer shall remove all the Vessel markings representing seller.

13.	Default and Termination:

a)

Should Buyer fail (i) to pay the Deposit within (10) ten days from the date of this Agreement or (ii) to close and at Closing pay for the Vessel in accordance with Clause 2 (for lack of financing or otherwise) and Seller is not in default of its obligations assumed under this Agreement, Seller may, to the extent paid, retain the Deposit in full as the sole property of Seller and terminate this Agreement as Seller’s sole remedy and neither Party shall have any further liability to the other Party in any respect.

b)

Subject to the terms of Section 4 above, should Seller be unable to complete a valid sale and transfer within the time set forth herein for the Closing, Buyer may, to the extent paid, receive a refund of the Deposit and cancel this Agreement as Buyer’s sole remedies.

c)

Except for termination by Buyer under Section 4(c) following the actual or constructive total loss of the Vessel before delivery, any termination by Buyer of this Agreement shall serve as cross-termination of the LB ROBERT Agreement, entitling Buyer to a refund of the deposit thereunder as Buyer’s sole remedy with no further liability of either party under the LB ROBERT Agreement

14.	Risk of Loss:

Risk of loss remains with the Seller until Delivery, at which time risk or loss passes to the Buyer. In the event of an actual or constructive total loss of any or all of the Vessel prior to delivery under this Agreement, either Party may elect to cancel this Agreement, subject to Section 4(c) above.

15.	Applicable Law:

This Agreement will be governed by the general maritime laws of the United States and any applicable provisions of the United States Code, and, to the extent necessary, the laws of the State of Louisiana shall apply, without regard to its conflict of laws rules or principles. Any dispute between the Parties shall first be referred to non-binding mediation in New Orleans, Louisiana, United States of America, with use of a mediator acceptable to the Parties. If the Parties are unable to select a mediator or are not successful at mediating the dispute, then venue will lie in the United States District Court for Louisiana, New Orleans Division.

16.	Assignment:

Neither this Agreement nor any right hereunder may be transferred, assigned, pledged or hypothecated by either Party hereto without the prior written consent of the other Party, provided that, upon written notice to Buyer, Seller may assign any of its rights or obligations under this Agreement to any affiliate of Seller in connection with the transfer of the ownership of the Vessel to such affiliate; provided, however, in the event of such assignment Seller shall remain responsible for its obligations assumed pursuant to this Agreement as if no such assignment had occurred.

17.	Counterparts:

This Agreement may be executed and delivered by each Party in separate counterparts (including execution and delivery by facsimile transmission), each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement, notwithstanding that all Parties have not signed the same counterpart.

18.	Brokers:

Each Party shall be solely responsible for all fees and other compensation and/or expenses payable to any brokers engaged by such Party in connection with the sale and purchase of the Vessel.

19.	Confidentiality:

This Agreement shall be treated in a confidential fashion by the Parties. The Parties hereto shall undertake to maintain the identity of the Buyer and Seller, the Vessel involved, the existence and terms of this Agreement, and the Purchase Price in a confidential manner and shall not disclose same in the absence of the other Party’s express written consent except as may be necessary to close the sale, comply with applicable law, statute, regulation, legal process, or rules of any applicable stock exchange.

20.	Notices:

Any notices required under or pursuant to this Agreement shall be sent in writing to the Party hereto to the address listed in the recitals above or to any other such address as a Party may request in writing from time to time.

21.	Survival:

It is agreed and understood by the Parties that Paragraphs 7, 8, 10 and 11 survive Closing.

22.	Miscellaneous:

This Agreement may be amended or modified in whole or in part only by an agreement in writing executed by the Parties and making specific reference therein that it is intended to modify or amend this Agreement.

The failure of either Party to enforce any provision of this Agreement shall in no manner affect the right of such Party to enforce the same at a later time, and the waiver by either Party of any breach of any provision in this Agreement shall not be construed to be a waiver by such Party of any succeeding breach of such provision or a waiver by such Party of any breach of any other provision.

The section headings of this Agreement are inserted for convenience only and do not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

Seller and Buyer shall execute and deliver to the other such other and further documents and Instruments as each may require to more fully effectuate the terms and conditions of this Agreement and the sale and purchase of the Vessel.

In the event that any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application thereof shall not in any way be affected or impaired thereby.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the date first written above.

SELLER:		BUYER:

FALCON GLOBAL JILL LLC		JAD CONSTRUCTION LIMITED

By:	/s/ Jesús Llorca	By:	/s/ Engr Rida Jaffal
Name:	Jesús Llorca	Name:	Engr Rida Jaffal
Title:	Authorized Representative	Title:	Chief Executive Officer

[SIGNATURE PAGE TO THE MEMORANDUM OF AGREEMENT FOR SALE AND PURCHASE OF VESSEL – LB JILL]